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                                                                    EXHIBIT 99.1

[VISTA GOLD LOGO OMITTED]  7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                            Trading Symbol:  VGZ
                                            Toronto and American Stock Exchanges

____________________________________________________________NEWS _______________

VISTA GOLD CORP. ANNOUNCES COMPLETION OF ACQUISITION OF NEWMONT PROJECTS AND FIRST QUARTER RESULTS

DENVER, COLORADO. MAY 28, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has completed the acquisition of a 100% interest in two Nevada gold projects, Hasbrouck and Three Hills, from Newmont Mining Corporation (NYSE: NEM), as previously announced March 20, 2003.

The Corporation has engaged Mine Development Associates of Reno, Nevada to complete an independent technical study and report in compliance with Canadian National Instrument 43-101 for each of the projects.

"The acquisition of these projects continues our excellent relationship with Newmont and gives us a solid foothold in the Tonopah area," said Jock McGregor, President and CEO.

With respect to the first quarter results, the Corporation reported a loss of $0.8 million ($0.07 per share) compared to a loss of $0.5 million ($0.09 per share) for the same period in 2002. The increase in costs is principally a result of increased investor relations and business development activity. At March 31, 2003, the Corporation had $5.3 million in working capital and no debt.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's projects include the Maverick Springs, Mountain View and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos project in Mexico, and the Amayapampa project in Bolivia.





The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com